Exhibit 99.01

Glu Mobile Prices $30 Million Public Offering of Common Stock

SAN FRANCISCO—May 30, 2014— Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of free-to-play games for smartphone and tablet devices, priced an underwritten public offering of 8,575,000 shares of its common stock at $3.50 per share for gross proceeds of approximately $30.0 million. Glu has also granted the underwriters a 30-day option to purchase up to an additional 1,286,250 shares of common stock to cover overallotments, if any. The offering is expected to close on June 4, 2014, subject to satisfaction of customary closing conditions.

Glu expects to receive net proceeds of approximately $27.8 million from the sale of common stock, after deducting the underwriting discounts and estimated offering expenses. Glu intends to use the net proceeds from the offering for working capital and other general corporate purposes, including the acquisition of, or investment in, companies, technologies, products or assets that complement Glu’s business.

Cowen and Company, LLC and Stifel are acting as the joint book-running managers for the offering and Needham & Company and Northland Securities, Inc. are acting as co-managers for the offering.

The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC. Before investing in Glu, you should read the prospectus supplement and the accompanying prospectus, and other documents that Glu has filed or will file with the SEC, for information about Glu and this offering.

When available, copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806), or Stifel, Attention: Prospectus Dept., One Montgomery Street, Suite 3700, San Francisco, California 94104, or by calling (415) 364-2720. The final prospectus supplement and accompanying prospectus also will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This press release contains certain “forward-looking statements” related to the business of Glu Mobile Inc., which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans” or similar expressions, including expectations regarding the completion of and anticipated proceeds from the proposed public offering, and the planned use of such proceeds. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to, whether or not Glu will consummate the offering, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the SEC. Glu is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE: Glu Mobile Inc.

Investor Relations Contact:

ICR, Inc.

Seth Potter, 646-277-1230

ir@glu.com